Exhibit (2)


                               ORDER TO SHOW CAUSE


         WHEREAS, Petitioners presented this Court with a Verified Complaint seeking an order in the nature of a mandamus together with a Motion for Temporary Mandamus requesting immediate issuance of a temporary writ of mandamus;

          NOW, THEREFORE, IT IS ORDERED THAT the Defendant be summoned to appear before the Superior Court for the Judicial District of Stamford/Norwalk at Stamford in Room * at 123 or 115 Hoyt Street, Stamford, Connecticut on January 20, 1998 at 9:30 A.M. then and there to show cause why the Defendant should not permit Petitioners to examine and copy its corporate records specified in
Section 33-946(b) of the Connecticut General Statutes for the purposes stated in the Verified Complaint and as prayed in the verified Motion for Temporary Mandamus, by the Petitioners causing some proper officer to serve a true and attested copy of the Verified Complaint, of the foregoing verified Motion for Temporary Mandamus, and of this order



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*    See Posted Special Proceedings calendar for courtroom assignment.



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


upon the said Defendant on or before 12 days prior to the hearing date and return make to this Court.

                                                     By the Court,


                                                     __________________________



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